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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                             COMMISSION FILE NUMBER 33-94420
                                             CUSIP NUMBER 749922-AC-4

(CHECK ONE):     ( X ) Form 10-K       (  ) Form 11-K       (  ) Form 20-F
(  ) Form 10-Q        (  ) Form N-SAR

     For Period Ended:  June 30, 1996

(  ) Transition Report on Form 10-K
(  ) Transition Report on Form 20-F
(  ) Transition Report on Form 11-K
(  ) Transition Report on Form 10-Q
(  ) Transition Report on Form N-SAR

     For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:      RXI HOLDINGS, INC.

Former name if applicable:    N/A

Address of principal executive office (STREET AND NUMBER):

                       11111 SANTA MONICA BLVD., SUITE 270

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City, State and Zip Code:

                    LOS ANGELES, CA  90025


                                     PART II
                             RULE 12B 25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 11-K, 20-F or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                               SEE ATTACHED SHEET.


                                     PART IV
                                OTHER INFORMATION


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     (1)  Name and telephone number of person to contact in regard to this notification:

                     MARVIN LIEBMAN, CHIEF FINANCIAL OFFICER
                                (310) 473-7005

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             [X] Yes     [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [ ] Yes     [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







                               RXI HOLDINGS, INC.
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  SEPTEMBER 30, 1996

                                        RXI HOLDINGS, INC.


                                        By: /s/ LEON FARAHNIK
                                            ________________________________
                                            LEON FARAHNIK
                                            CHAIRMAN AND
                                            CHIEF EXECUTIVE OFFICER


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                          ATTACHMENT TO FORM 12B-25 OF
                               RXI HOLDINGS, INC.
                            DATED SEPTEMBER 30, 1996
                         ______________________________

                                    PART III

     The Registrant is unable to file its Annual Report on Form 10-K for the year ended June 30, 1996 on September 30, 1996, without unreasonable effort and expense, because additional time is required to complete the financial statements and the audit thereof for such period.

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